For Immediate Release
Contact:  Stock Information Center
(866) 490-4874

SUNSHINE FINANCIAL, INC. RECEIVES APPROVAL TO EXTEND STOCK OFFERING

Tallahassee, FL, November 3, 2008 – Sunshine Financial, Inc., the proposed holding company for Sunshine Savings Bank, today announced that it received approval from the Office of Thrift Supervision, its primary federal regulator, to extend its stock offering period until January 29, 2009.  In connection with the extension, Sunshine Financial is seeking a reduction in the offering range of its common stock, which is subject to the Office of Thrift Supervision’s prior approval.

The terms and conditions of the offering are more fully set forth in Sunshine Financial’s prospectus dated August 12, 2008 and prospectus supplement dated September 18, 2008. The offering is made only by the prospectus, as supplemented.

Sunshine Financial, Inc. will be the holding company for Sunshine Savings Bank upon completion of the offering.  Sunshine Savings Bank, headquartered in Tallahassee, Florida operates four full-service offices in Leon County, Florida and one full-service office in Pembroke Pines, Broward County, Florida.  As of September 30, 2008, Sunshine Savings Bank had $162.0 million in assets, $135.7 million in loans and $143.8 million in deposits.